Exhibit 99.1

State Bancorp, Inc. Common Stock to be delisted from NASDAQ in

Connection with the Merger with Valley National Bancorp, Inc.

Jericho, N.Y., December 30, 2011 - State Bancorp, Inc. (“State Bancorp,” NASDAQ: STBC), parent company of State Bank of Long Island (“State Bank”), today reported that State Bancorp’s common stock will be delisted from the NASDAQ Stock Exchange after the close of business on December 30, 2011 in connection with the completion of the merger of State Bancorp into Valley National Bancorp (“Valley”), which will be effective on January 1, 2012. The Valley common stock being issued to State Bancorp stockholders as the merger consideration will begin trading under the Valley symbol “VLY” on the New York Stock Exchange as of January 3, 2012.

Corporate Information

State Bancorp, Inc. is the holding company for State Bank of Long Island. In addition to its sixteen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho, New York. State Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. State Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements involve risk and uncertainty and a variety of factors that could cause State Bancorp’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. State Bancorp’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of State Bancorp and its subsidiaries include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, demand for financial services in State Bancorp’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting State Bancorp’s operations, pricing and services and those risks detailed in State Bancorp’s periodic reports filed with the SEC. Investors are encouraged to access State Bancorp’s periodic reports filed with the SEC for financial and business information regarding State Bancorp at www.statebankofli.com. State Bancorp undertakes no obligation to publish revised events or circumstances after the date hereof.

Anthony J. Morris, Chief Marketing &

Corporate Planning Officer

516-495-5098

amorris@statebankofli.com

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